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                                                                   EXHIBIT 10.17

                     [BANQUE PARIBAS BELGIQUE LETTERHEAD]


                               PLEDGE AGREEMENT


Agreement dated as of July 15, 1997 by and between:

BANQUE PARIBAS BELGIQUE S.A., having its registered office at 1000 Brussels, boulevard Emile Jacqmain 162, box 2, hereinafter referred to as "PARIBAS",

and T. Kendall HUNT, domiciled at 11735 Brearwood Court, Burr Ridge, Illinois 60525, United States of America, hereinafter referred to as the "Pledgor":

Witnesseth:

Whereas PARIBAS has subscribed to a Convertible Loan due 30th September 2002 having a principal amount of USD 3,400,000 (three million four hundred thousand US Dollars) issued by VASCO DATA SECURITY EUROPE S.A., a societe' anonyme existing under the laws of the Kingdom of Belgium, having its registered office at 1081 Brussels, Jettelaan 32, and registered with the Register of Commerce of Brussels under number 614.370.

Whereas therefore the Pledgor agrees to pledge to PARIBAS the securities described below to ensure for the latter the due completion and reimbursement of the above mentioned Convertible Loan.

Now, therefore, in consideration of the mutual promises and undertakings hereinafter set forth. PARIBAS and the Pledgor hereby agree as follows:

1. As security for payment to PARIBAS of all sums in general of whatsoever nature which VASCO DATA SECURITY EUROPE S.A. owes or could owe at present or in the future to PARIBAS with regard to the abovementioned Convertible Loan, the Pledgor pledges to PARIBAS, who accepts, the securities described in the attachment hereto, which PARIBAS declares having received. The Pledgor hereby grants to Paribas a first lien on and a first and prior security interest in and right of set off against the collateralized assets.
    The Pledgor will fulfill all formalities under the legal system applicable to the securities to ensure this Pledge Agreement has full force and effect.

    Throughout the duration of the Convertible Loan the market value of the pledged shares must at least be equal to 125 % of USD 3,400,000 (USD three million four hundred thousand). If at any time the average market value of the pledged shares over 5 (five) continuous trading days, calculated in good faith by PARIBAS, is less than 125 % of USD 3,400,000, Mr. T. Kendall Hunt shall within one calendar week on simple and first written demand by PARIBAS pledge additional Vasco Corp. shares in aggregate countervalue (or amount) so as to ensure that the above ratio is respected.

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                     [BANQUE PARIBAS BELGIQUE LETTERHEAD]





If the average market value of the pledged shares over 5 (five) continuous trading days is in excess of 150% of USD 3,400,000, PARIBAS will waive its pledge on all securities in excess of 150% of USD 3,400,000 upon simple and first written demand by the Pledgor.

The recourse by PARIBAS against the Pledgor under this Agreement is limited to the securities pledged or to be pledged to PARIBAS under this Agreement.

The Pledgor affirms that he is (and will be for the additional collateral) the sole owner of the pledged securities (or the securities to be pledged) and states that they are (and will be for the additional collateral) fully paid up and free of any commitments, encumbrances, liens, pledges, seizure and/or charges.

The numbers of the non-fungible securities are indicated in the PARIBAS books to which the Pledgor declares that he submits entirely.

The fungible securities may remain deposited at the Caisse Interprofessionnelle de Depots et de virements de Titres (C.I.K.) S.A. in accordance with Decree no 62 of 10th November 1967.

2. PARIBAS shall detach and/or collect on the due date under the conditions provided for in its Regulations governing Operations, the coupons of the securities handed over as a pledge and shall credit the proceeds, after collection, to the current account of the Pledgor, or offset these proceeds against the claims covered by this pledge.

3. PARIBAS shall be entitled to replace by securities of the same type, those of the securities included in the pledge which become due for payment or which give rise to an exchange or conversion transaction, the Pledgor giving all the necessary authorizations now for these operations to be carried out on his behalf and at his cost.

4. The Pledgor may at any time have all or part of the securities forming part of the pledge realised, without substitution of debt, through PARIBAS, to use the proceeds thereof to buy other securities approved by PARIBAS. The securities thus acquired being automatically allocated to securing the commitments of the Pledgor, shall automatically take the place of the pledged securities thus realised and shall consequently be subject to the same clauses and stipulations as those they replace. The selling and buying transactions for reinvestment shall be adequately evidenced by the PARIBAS statements, by its correspondence or even simply by its book-keeping.

5. All the securities which come to form part of the pledge, pursuant to clauses 1, second paragraph, or 4 above, shall be the subject of a supplementary pledge agreement which the Pledgor shall undertake to return signed to PARIBAS, at the latter's first request, and which shall be appended to this agreement.


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                     [BANQUE PARIBAS BELGIQUE LETTERHEAD]


6. If the Pledgor does not settle the balance due at the first request addressed to him by registered letter and/or should PARIBAS call on the pledge formed by the present, PARIBAS shall be entitled to have the securities handed over as a pledge, sold in accordance with the law and shall apply the proceeds, in preference to any other use, to the full or partial repayment of all the sums due.

        Upon selling said securities, PARIBAS would act in good faith and with respect of the interests of the Pledgor, a.o. by reasonably trying to sell at a good price, and by not selling more securities than needed to pay the outstanding amounts as defined sub 1.

7. For as long as the securities remain pledged in favour of PARIBAS, the latter may not be called on to release them for whatsoever reason, in particular by general meetings of shareholders or bond holders.

        However, it may, if the Pledgor so requests, deliver to him a declaration stating that it holds the securities in question as a pledge.

8. All unavoidable costs to which this deed, its execution or lack of execution, its production for legal proceedings or before any other authority gives rise, are payable by the Pledgor.

9. For the execution of this agreement and all its consequences, the parties elect domicile as follows, i.e.: PARIBAS at its present or future registered office and the Pledgor at his domicile mentioned below, unless the Pledgor previously notified in writing a new domicile to Paribas:

        11735 Briarwood Court, Burr Ridge, Illinois 60525, United States of America,

        where all notifications, summons, formal notice and all acts of whatsoever nature in general may be validly served upon them.

10. Belgian legislation alone shall be applicable for the application, interpretation and execution of this deed and the Brussels courts alone shall be competent, unless PARIBAS wishes, if it prefers, to bring proceedings before the courts of the legal or elected domicile of the undersigned of the second party.

Drawn up in Brussels on July 15, 1997, in 2 copies, with each party recognising having received its copy.




/s/ T. Kendall Hunt                        /s/

The Pledgor T. KENDALL HUNT               BANQUE PARIBAS BELGIQUE S.A.

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                     [BANQUE PARIBAS BELGIQUE LETTERHEAD]


STATEMENT OF SECURITIES DEPOSITED AS PLEDGE


Number                 Specification and numbers of non-fungible securities          Coupons attached
1,416,666              Shares of VASCO Corp., a Delaware Corporation having its
 one million           executive office at 1919 S. Highland Avenue, Suite 118-C,
four hundred           Lombard, Illinois, 60148, United States of America
sixteen thousand
six hundred and
sixty-six